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                                                                   EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-71332) of iLinc Communications, Inc., of our report dated May 21, 2004, except for Note 18, as to which the date is June 21, 2004, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 21, 2004, except for Note 18, as to which the date is June 21, 2004, relating to the financial statement schedule, which appears in this Form 10-K.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a significant working capital deficiency and has suffered substantial recurring losses and negative cash flows from operations. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The long-term continuation of the Company is dependent on the Company's ability to raise additional equity or debt capital, to increase its revenues, to generate positive cash flows from operations and to achieve profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ BDO Seidman, LLP

Costa Mesa, California
June 29, 2004